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[LETTERHEAD OF U.S. FILTER]


                                                                    NEWS RELEASE

73-710 FRED WARING DRIVE
PALM DESERT, CA 92260
(619) 340-0098


FOR FURTHER INFORMATION
CONTACT: DORRIE B. OSBORNE
(619) 340-0098



                       UNITED STATES FILTER CORPORATION
               ANNOUNCES TWO ADDITIONS TO ITS BOARD OF DIRECTORS


PALM DESERT, CALIFORNIA, February 15, 1996 - United States Filter Corporation (NYSE:USF) announced today that at its regularly scheduled board meeting, its board of directors elected former Vice President Dan Quayle and Mr. Robert S. Hillas to the board. Mr. Quayle was the 44th Vice President of the United States and serves on the boards of American Standard Companies Inc., Amtran Inc., Circle Investors Inc., the Hudson Institute, and Central Newspapers, Inc. Mr. Hillas is a managing director of E.M. Warburg, Pincus & Co., Inc., a significant shareholder of the Company. Warburg, Pincus was the owner of Liquipure Technologies Inc. which the Company acquired in 1994.

"With our foreign revenues amounting to almost one-third of our business, Mr. Quayle's expertise, particularly in the International arena, should add materially to our abilities to continue that expansion. Additionally, his broad experience with the business community in the United States will be invaluable," commented Richard J. Heckmann, Chairman and CEO of U.S. Filter. "Mr. Hillas brings to the board not only his experience as the former Chairman of the Board of Liquipure Technologies Inc., but also his broad knowledge of transactional structures and financing capabilities worldwide. U.S. Filter is very fortunate to be able to attract leaders like Mr. Quayle and Mr. Hillas, who are committed to continuing to drive our growth worldwide," he said.

U.S. Filter is a leading global provider of industrial and commercial water and wastewater treatment systems and services. With corporate offices in Palm Desert, California, U.S. Filter services its customers and substantial installed base of systems through its worldwide network of 124 sales and service facilities, including 17 manufacturing plants and 33 regeneration facilities. The Company's technologies are driven by over 500 active international patents. In addition, U.S. Filter is the leading international provider of service deionization and outsourced water services, including the operation of water purification and wastewater treatment systems at customer sites.


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